EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS EARNINGS

FOR THE FIRST QUARTER ENDED APRIL 2, 2005

LOS ANGELES, California (May 2, 2005) — Ducommun Incorporated (NYSE: DCO) today reported results for its first quarter ended April 2, 2005.

Sales for the first quarter of 2005 were $63.8 million, compared to $58.2 million for the first quarter of 2004. Net income for the first quarter of 2005 was $4.1 million, or $0.40 per diluted share, compared to net income of $2.2 million, or $0.22 per diluted share, for the comparable period last year.

Sales for the first quarter of 2005 increased 10% from the same period last year due to increases in both military and commercial sales. The Company’s mix of business in the first quarter of 2005 was approximately 61% military, 36% commercial and 3% space, compared to 61% military, 35% commercial and 4% space in the first quarter of 2004.

Gross profit, as a percentage of sales, increased to 18.2% in the first quarter of 2005 from 17.9% in the first quarter of 2004. The gross profit margin increase was primarily the result of a reduction in accrued loss contract provisions in the first quarter of 2005 compared to the first quarter of 2004. However, gross profit margins were negatively impacted by higher sales volume on several contracts at Ducommun AeroStructures with lower than average gross profit margins, as well as higher operating costs and changes in sales mix in the first quarter of 2005 compared to the first quarter of 2004.

Selling, general and administrative expenses, as a percentage of sales, decreased to 10.8% in the first quarter of 2005 from 11.7% in the first quarter of 2004, primarily because of the higher sales volume in the first quarter of 2005.

Net income for the first quarter of 2005 increased 83% and included an effective tax rate of 12.2% versus 36.0% for the first quarter of 2004. The Company currently expects its effective tax rate for the full year 2005 to be in the range of 26-30%, with significant fluctuations from quarter-to-quarter during the year.

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ESTABLISHED IN 1849 • 23301 WILMINGTON AVENUE • CARSON CA 90745-6209 • TEL (310) 513-7280 • FAX (310) 513-7279

Ducommun Incorporated Reports Earnings

For the First Quarter Ended April 2, 2005

May 2, 2005

Joseph C. Berenato, chairman and chief executive officer, stated, “We are making progress in improving our businesses through the implementation of Lean and, this year, through the adoption of Six Sigma principles. As our operating performance improves, our key customers are introducing us to new program opportunities. The visibility of this new work combined with improvements in operating performance are beginning to validate our transformation initiative. A major element of our transformation has been the upgrading of our senior management team which is focused on improving both our cost structure and our operating performance as we strive to establish Ducommun as an indispensable component of our customers’ manufacturing strategies.” Mr. Berenato continued, “As we continue our initiatives to improve operating performance we are intensifying our efforts to add design engineered product to our business through acquisitions and internal development.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-329-9097 (international 617-614-4929) approximately ten minutes prior to the conference time stated above. The participant passcode is 46323762. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended April 2, 2005 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

Ducommun Incorporated Reports Earnings

For the First Quarter Ended April 2, 2005

May 2, 2005

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended
	April 2, 2005	April 3, 2004
Net Sales	$63,812,000	$58,247,000

Operating Costs and Expenses:
Cost of Goods Sold	52,217,000	47,833,000
Selling, General & Administrative Expenses	6,867,000	6,790,000

Total	59,084,000	54,623,000

Operating Income	4,728,000	3,624,000
Interest Expense	(78,000)	(138,000)
Income Tax Expense	(567,000)	(1,255,000)

Net Income	$4,083,000	$2,231,000

Earnings Per Share:
Basic Earnings Per Share	$0.41	$0.22
Diluted Earnings Per Share	$0.40	$0.22

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,045,000	9,922,000
Diluted	10,198,000	10,192,000

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